                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                                  HearMe, Inc.
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                                (Name of Issuer)

                         Common Stock, $.0005 par value
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                         (Title of Class of Securities)

                                    421903105
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                                 (CUSIP Number)

                           Joseph M. Pastore III, Esq.
                  Brown Raysman Millstein Felder & Steiner LLP
                           CityPlace II, 10/th/ Floor
                               Hartford, CT 06103
                                 (860) 275-6400
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           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[_] Rule 13d-1(c)

[_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 421903105                                         Page 2 of 5  Pages
           ----------
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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Performance Specialist Group, LLC
      Tax I.D.: 13-4067067
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3
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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York
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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,603,263
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,603,263
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,603,263
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]
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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.6%
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      BD
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Item 1.

         (a)  Name of Issuer

              HearMe, Inc.

         (b)  Address of Issuer's Principal Executive Offices

              685 Clyde Avenue
              Mountain View, CA  94043

Item 2.

         (a)  Name of Person Filing

              Performance Specialist Group, LLC

         (b)  Address of Principal Business Office or, if none, Residence

              14 Wall Street, 27/th/ Floor
              New York, NY 10005

         (c)  Citizenship

              New York

         (d)  Title of Class of Securities

              Common Stock, $.0005 par value

         (e)  CUSIP Number

              421903105

Item 3.

              If This Statement is File Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a) [X] Broker or dealer registered under Section 15 of the Exchange Act.

             (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

             (d) [_] Investment company registered under Section 8 of the Investment Company Act.

             (e) [_]   An investment adviser in accordance with Rule 13d-1(b)(1)
                       (ii)(E);

             (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

             (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

             (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i) [_] A church plan that is excluded from the definition of an investment company under Section

                       3(c)(14) of the Investment Company Act;

             (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

         (a)  Amount beneficially owned: 1,603,263
         (b)  Percent of class:  5.6%
         (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote - 1,603,263
              (ii)  Shared power to vote or to direct the vote - 0
              (iii) Sole power to dispose or to direct the disposition of -
                    1,603,263
              (iv)  Shared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.

     This Schedule 13G is not being filed to report that the reporting person has ceased to be the owner of more than 5% of the outstanding shares of Common Stock of the Company.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of HearMe, Inc. held by Performance Specialist Group, LLC.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         This Schedule 13G is not being filed by a parent holding company or a control person pursuant to Rule 13d-1(b)(1)(ii)(G).

Item 8.  Identification and Classification of Members of the Group.

     This Schedule is not being filed by a group pursuant to Rule
13d-1(b)(1)(ii)(J).

Item 9.  Notice of Dissolution of a Group.

         Not applicable.

Item 10. Certification.

     (b) This Schedule 13G is being filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 7, 2002
                                            ------------------------------------
                                                     Date

                                                     /s/ Matthew Brand
                                            ------------------------------------
                                                     Matthew Brand
                                                     Title: Managing Director